Exhibit 99.2

The RealReal Q1 2020 Shareholder Letter

May 6, 2020

Dear Shareholders,

We appreciate you spending time with us to learn more about our Q1 results. These are unprecedented times for everyone, and our thoughts go out to you and the rest of The RealReal community, especially those who have been directly impacted by the coronavirus.

First, we’d like to thank our The RealReal team for their hard work and agility in navigating the pandemic. They have really come together to tackle these new challenges head on, driving a number of innovations that will serve us well both now and over the long term. We especially want to acknowledge the employees in our e-commerce facilities who have worked tirelessly to keep our business moving forward. We continue to operate at reduced capacity in our warehouses in accordance with local government and CDC guidelines. For those on the front lines of our business, we thank you.

Q1 Results and the Current Operating Environment

Compared to the preliminary Q1 results we announced on April 14, gross merchandise volume (GMV) was in line with the pre-announcement and Adjusted EBITDA was slightly better.

We were off to a strong start in Q1, on track to meet or exceed our Q1 guidance. As the world changed with the spread of COVID-19, we were impacted by the new reality emerging from shelter-in-place and social distancing mandates, which resulted in the immediate closure of our stores and Brisbane operations center as well as limited the number of workers in our New Jersey facilities.

For context, GMV trends performed as expected through early March, with GMV growth in excess of 30% year over year. GMV growth in the second week of March was 12% year over year. However, limited operations in our warehouses in accordance with local directives significantly impacted GMV. Since March 17, when Bay Area shelter-in-place directives went into effect, and continuing through mid-April, GMV declined approximately 40%-45% year over year. During the last two weeks of April, GMV trends improved modestly.

These limited operations in our warehouses constrained our ability to source and process supply, and consequently to fulfill demand. Our four warehouses are all currently open, but operate in a significantly reduced capacity. Operations in our warehouse in Brisbane, Calif., are severely limited by local mandates to a small fraction of the more than 460 people we employed there prior to COVID-19. In New Jersey, our three other warehouses are also limited due to social distancing and state-mandated curfews that required us to suspend our evening shift.

We are optimistic that trends will improve as shelter-in place restrictions are relaxed and we are able to return to higher levels of staffing — at which point we’ll focus more marketing resources to drive supply. Throughout the pandemic, supply trends have remained healthy, with supply growth trending slightly higher in the weeks since mid-March. The key for us is the ability to operate at reasonable levels while continuing to ensure the health and safety of our employees.

We have consistently held ourselves to very high standards to protect our employees and help flatten the curve. Some of the preventative measures we have implemented in response to the COVID-19 include:

●	Temporarily closing our stores and Luxury Consignment Offices;
●	Suspending all in-person White Glove consignment appointments;
●	Social distancing in our e-commerce centers, including staggered shifts, reduced staff onsite, taped off six-foot boundaries, training, signage, etc. enforced by our safety officers;
●	Cleaning and sanitizing during every hour of shifts and weekly deep cleanings;
●	Providing personal protective equipment, including daily kits for every onsite employee with gloves and a mask;
●	Ensuring sick employees stay home by providing additional PTO and performing daily wellness checks before shifts, including taking employee temperatures;
●	Providing a transportation allowance for private transportation to work;
●	Cleaning items received for consignment, including steam cleaning fine jewelry and watches, heat steaming ready-to-wear, and wiping down accessories and handbags;
●	Working with a third-party medical expert to validate our approach and identify ways to continually improve on these measures.

Expense Reduction and Liquidity Preservation Plan

As the leaders of The RealReal, our job is to ensure the business is positioned to succeed under any scenario.

In early April, we implemented a comprehensive expense reduction plan to realign our expense structure for the new reality, preserve liquidity and position the company for the long term.

Some of these measures included:

●	Reduced marketing investments;
●	Reduced overall headcount by approximately 10% and annual company payroll related expenses by approximately 15%, excluding the impact of furloughs;
●	Furloughed approximately 15% of total headcount including employees in our e-commerce centers, retail stores, Luxury Consignment Offices, sales organization and headquarters;
●	Renegotiated certain vendor contracts and deferred other expense payments;
●	Instituted a hiring freeze;
●	Postponed the opening of our Chicago store;
●	Deferred certain capital investments;
●	Reduced discretionary investments across the business; and
●	Reduced executive salaries.

These actions are intended to result in operating expense reductions of more than $70 million and capital expenditure reductions of approximately $15 million in 2020 compared to previously planned levels. They are designed to enable us to support our employees through the pandemic and ensure our team is well positioned for a strong restart on the other side.

With these actions and approximately $303 million of cash, cash equivalents and short-term investments on the balance sheet at the end of March, we believe we are well positioned to rebound strongly and fuel growth once the economy stabilizes and are sufficiently capitalized to reach profitability.

We Continue to Invest in Innovation

We continue to strategically invest in technology, as innovation positions us to scale and support growth once the economy normalizes.

We exited 1Q automating the pricing of 65% of unit volume, 47% of copywriting (including product title and description) and 44% of photo retouching. We expect each of these areas could approach 75% automation by the end of the year, which will support improvements in inbound operations unit costs and continue to increase the scalability of our operations. We are continuing our investment in AI and machine learning to support our authentication experts by identifying item and consignor risk. We also plan to launch appointment self-scheduling over the next two weeks, increasing our efficiency and improving the consignor appointment experience.

Green Shoots in the Business

Interest in consignment remains strong. While social distancing prevents in-person White Glove appointments, we have increased focus on the digital experience. We’ve turned to virtual appointments to continue delivering personalized consignment consultations and support people monetizing the assets in their homes during these uncertain times. We have conducted thousands of virtual appointments since launching the service, which is delivering comparable per-consignment results vs. in-home appointments. Given their early success, we will integrate virtual appointments into our supply acquisition strategy going forward.

We are excited about our plans to launch consignor self-scheduling. We expect this to remove substantial friction from the consignment experience, both now and in a post-COVID world. We have also rolled out contactless curbside pick-up in eight cities to continue delivering an elevated remote consignment experience.

The combination of virtual appointments, appointment self-scheduling and curbside pick-ups has the potential to improve the productivity of our luxury managers by increasing the number of appointments they can handle per day when things get back to normal.

The RealReal B2B vendor program, where we source supply from business sellers seeking distribution and demand, is another green shoot. Our vendor channel was resilient in March, and that resiliency has continued into April. Additionally, interest from new business sellers has increased 10x vs. pre-COVID levels. We will remain selective in engaging with vendors but vendor mix of total GMV is likely to increase over the near term.

On the demand side, traffic trends increased modestly in April year-over-year despite an approximately two-thirds reduction in our advertising spend, and our buyer NPS score was at an all-time high in April. Our four day sell-through has rebounded to pre-COVID levels, which demonstrates the supply we bring in continues to sell quickly. Growing traffic and healthy four day velocity give us confidence that GMV trends could improve once shelter-in-place restrictions are removed and we are able to ramp supply.

Finally, given the macro backdrop, we believe supply will ramp up once the operating environment improves and people seek to monetize luxury products in their homes. We also believe value wins during recessions, and we offer our buyers incredible value. Of course, average order values will likely come down given the macro economic conditions, but we think an influx of supply and a value orientation position us to emerge from the pandemic with a meaningful tailwind. We also believe the online and offline competitive landscape will be transformed over the next six to12 months due to the impacts of the COVID-19 pandemic, and we are well positioned to take market share.

Confident We Can Overcome Near-Term Challenges

Given the unknown duration of the pandemic, we’ve focused on reducing operating expenses and preserving liquidity to weather the near-term challenges and ensure we are well positioned to capitalize on the significant opportunity in front of us. We have never been more optimistic about the long-term opportunity and our leadership position.

We are confident in the strength of our balance sheet, customer satisfaction, healthy traffic trends and buyer and consignor repeat rates. Those strengths, along with continuing progress in technology initiatives that support efficiently scaling our operations, will position us to bounce back once the economy stabilizes.

Environment, Society and Governance (ESG)

ESG has always been important to The RealReal – our business and our culture – so we made additional reporting on these topics a priority. We are in the early stages of implementing a more robust set of disclosures, and our first set of policy statements can now be found on our investor relations site. These include our team’s guiding principles on Climate Change, Diversity and GHG Emissions. We look forward to elevating ESG in our discussions with investors going forward.

On a related note, since inception through March 31, consignment with The RealReal saved 14,300 metric tons of carbon and 660 million liters of water.

Q1 Financial Results

In Q1, we generated GMV of $257.6 million, a 15% Y/Y increase, and our Adjusted EBITDA loss was $30.9 million. The shelter-in-place directives constrained our operations beginning in mid-March, resulting in significant GMV headwinds and operating expense deleveraging in the last few weeks of the quarter.

We ended Q1 with 602K active buyers on a 12-month trailing basis, up 32% Y/Y. We added approximately 20K net new active buyers Q/Q. GMV from repeat buyers was 84.4% of total GMV in Q1, up approximately 200 basis points Y/Y and reflecting strong buyer retention in the period. TTM GMV per active buyer was approximately $1,731, up 2% Y/Y.

Q1 orders were approximately 574K, up 15% Y/Y. Q1 AOV was $449, down $1 Y/Y. Average selling price (ASP) per item increased Y/Y but units per transaction decreased Y/Y. In April, AOVs were down Y/Y driven by lower ASPs and lower units per transaction. ASP declines in April were driven by the sale of aged products in the apparel category and was partially offset by a modest mix shift to handbags and jewelry.

Returns and cancellations were 28.3% of GMV and improved 10 basis points Y/Y. Cancellation rates began to increase starting in mid-March given that our warehouses were minimally staffed, and we experienced delays in our pick, pack and ship operations that resulted in higher than normal order cancellations.

Our Q1 consignment take rate was 36.2%, an increase of 90 basis points Y/Y, reflecting the impact of our 1Q19 commission changes. Take rates can also vary from quarter to quarter based on the mix of products sold, as well as which consignors had item sales. In a steady state, we expect take rates to be highest in the second and third quarters of the year, and to decrease in Q4 with a higher mix of high-priced products.

Total revenue in Q1 was $78.2 million, an increase of 11% Y/Y. Q1 consignment and service revenue was $65.3 million, up 17% Y/Y. Direct revenue was $12.9 million, down 14% Y/Y due to the expected lower mix of direct revenue that we discussed on our last earnings call and the negative impact from COVID-19.

Q1 gross profit was $49.2 million, an increase of 16% Y/Y. Gross profit per order increased 1% Y/Y to $86, primarily driven by shipping leverage. Total gross margin was 62.9%, up 280 basis points Y/Y. Q1 gross margin was negatively impacted by a one time accounting change relating to amortization of inbound shipping costs, direct revenue mix and the fixed nature of certain expenses.

Q1 consignment gross margin was 72.3%, up 100 basis points Y/Y driven primarily by shipping leverage. Direct gross margin was 15.4%, down approximately 300 basis points Y/Y due to the impact of allocating certain costs proportionally to a lower base of direct revenue. As a reminder, direct gross margin is lower than consignment gross margin because direct revenue is recognized on a gross basis with corresponding cost of sales.

Moving on to operating expenses. Please note that the following discussion regarding operating expenses is on a non-GAAP basis, excluding stock-based compensation and related taxes. For a reconciliation to the most comparable GAAP measure, please refer to our earnings release.

We also note that the Y/Y comparison of expense line item leverage is negatively impacted by the higher growth of direct revenue in 1Q 2019 partially due to holiday timing.

Marketing expense was $12.7 million in Q1, an increase of 9% Y/Y. Q1 marketing as a percentage of revenue improved to 16.3% compared to 16.5% in the same period a year ago. Q4 marketing as a percentage of GMV improved to 4.9% compared to 5.2% in the same period a year ago.

Buyer Acquisition Cost (BAC) was up slightly Y/Y in Q1, and more than 50% of our new buyers came from our large member base of more than 15 million members. BAC trends so far in Q2 are very positive. Our BAC in April improved significantly due to media mix optimization, SEO improvements and a new member home page test that drove higher member conversion in April.

Operations and Technology expense—which includes costs relating to our stores, luxury consignment offices, fulfillment centers, merchandising, engineering and product management—was $39.3 million in Q1, an increase of 26% Y/Y. Operations and Technology as a percent of revenue was 50.2% versus 44.0% in the same period a year ago. Operations and Technology as a percent of GMV was 15.2% versus 13.9% in the same period a year ago.  Benefits from progress in automation were offset by maintaining payroll levels in March despite the closure of our stores and minimal staffing of our warehouses due to shelter-in-place directives.

Selling General and Administrative, or SG&A expense, was $33.4 million, up 53% Y/Y. SG&A as a percentage of revenue was 42.6% compared to 30.8% in the same period a year ago. SG&A as a percentage of GMV was 13.0% compared to 9.7% in the same period a year ago. Deleverage was driven by investments in our administrative function headcount to support being a public company, $1.1 million in legal settlements and the negative impact of COVID-19 in late March. We also experienced deleverage in our sales function due to lower supply volume since mid-March.

Our Adjusted EBITDA loss for Q1 was $30.9 million or 39.5% of revenue.

At the end of Q4, cash, cash equivalents and short-term investments totaled $303.3 million.

2020 Outlook

On March 17, we withdrew our outlook for the full year 2020 as a result of the growing impact of the coronavirus (COVID-19) on our business. Given limited near-term visibility, we will not provide a detailed Q2 or 2020 outlook at this time. However, we will lay out the assumptions we used to inform our expense reductions and give a directional sense of how those assumptions impact our financial strength.

Our internal planning scenario relies on some degree of normalization of COVID-19 in June. While the lifting of restrictions on our operations are out of our control, to the extent that they do happen progressively beginning in June, we would anticipate a recovery in our business trends commensurate with new guidelines. Our current assumptions would result in a gradual recovery in business trends in Q2 and Q3, such that in Q4 we could potentially exit the quarter at approximately 2019 GMV levels. While we anticipate gradually improving GMV trends as the year progresses, Q3 GMV has a difficult Y/Y comparison so growth rate improvements are not likely to be linear.

In this scenario, the $70 million in expense reductions detailed above would offset the majority of the Adjusted EBITDA impact of lower 2020 GMV.  Capital expense reductions, vendor payment and payroll tax deferrals further reduce the impact on 2020 liquidity as compared to our previous expectations.

Summing it all up, and subject to these very fluid assumptions, we believe we are well positioned to rebound strongly and fuel growth once the economy stabilizes and are sufficiently capitalized to reach profitability.

We look forward to providing another update on our progress in a few months.

Wishing health and safety to you and yours.

Julie Wainwright

Matt Gustke

Forward Looking Statements

This shareholder letter contains forward-looking statements relating to, among other things, the future performance of The RealReal that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. These statements include, but are not limited to, statements about future operating results, including the amounts of our operating expense and capital expenditure reductions and our strategies, plans, commitments, objectives and goals, in particular in the context of the impacts of the COVID-19 pandemic. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to, the impact of the COVID-19 pandemic on our operations, any failure to generate a supply of consigned goods, pricing pressure on the consignment market resulting from discounting in the market for new goods, failure to efficiently and effectively operate our merchandising and fulfillment operations and other reasons.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investor.therealreal.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Non-GAAP Financial Measures

This shareholder letter refers to the non-GAAP financial measure Adjusted EBITDA. We have provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure in our earnings release and below.

We do not, nor do we suggest that investors should, consider such non-GAAP financial measure in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors should also note that non-GAAP financial measures we use may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies, including other companies in our industry.

Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure as an overall assessment of our performance, to evaluate the effectiveness of our business strategies and for business planning purposes. Adjusted EBITDA may not be comparable to similarly titled metrics of other companies.

We calculate Adjusted EBITDA as net loss before interest income, interest expense, net other (income) expense, income tax provision, depreciation and amortization, further adjusted to exclude stock-based compensation, and certain one-time expenses. Adjusted EBITDA has certain limitations as the measure excludes the impact of certain expenses that are included in our statements of operations that are necessary to run our business and should not be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP.

In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of stock-based compensation, excludes an item that we do not consider to be indicative of our core operating performance. Investors should, however, understand that stock-based compensation will be a significant recurring expense in our business and an important part of the compensation provided to our employees. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

The following table reflects the reconciliation of net loss to Adjusted EBITDA for each of the periods indicated (in thousands):

	Three Months Ended March 31,
	2020	2019
Adjusted EBITDA Reconciliation:
Net loss	$(38,292)	$(23,222)
Depreciation and amortization	4,145	2,808
Stock-based compensation	3,410	1,109
Legal settlement	1,110	—
Compensation expense related to stock sales by current and former employees	—	819
Interest income	(1,286)	(405)
Interest expense	20	131
Other (income) expense, net	(8)	282
Provision for income taxes	—	—
Adjusted EBITDA	$(30,901)	$(18,478)